UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2022

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CTRN	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2022, the Board of Directors of Citi Trends, Inc. (the “Company”) appointed Ms. Heather Plutino to serve as its Executive Vice President, Chief Financial Officer, effective as of June 27, 2022. In this capacity, Ms. Plutino will serve as the Company’s principal financial officer. On the effective date of Ms. Plutino’s appointment, Jason B. Moschner will cease to serve as the Company’s principal financial officer but will continue to serve as the Company’s Vice President, Finance and principal accounting officer.

Ms. Plutino, age 50, most recently was with Bed Bath & Beyond, as Senior Vice President of FP&A and Commercial Finance from 2020-2022. Prior to her work with Bed Bath & Beyond, Ms. Plutino was Group Vice President of Finance and Treasurer of Sally Beauty Holdings from 2018-2020. Previously, Ms. Plutino served as Vice President and Treasurer of ascena retail group from 2013-2018 and held a variety of finance and treasury roles at Charming Shoppes from 2007-2013 and Target Corporation from 1999-2007. Ms. Plutino has an MBA from Washington University and a Bachelor of Business Administration degree in Finance from James Madison University.

Ms. Plutino will receive a base salary of $475,000 per year and will be eligible to earn an annual cash incentive with a target amount equal to 65% of her base salary, with an opportunity to earn 200% of the target amount based on achievement of certain earnings targets for the Company. Ms. Plutino will also be eligible to receive annual equity incentive awards. In addition, Ms. Plutino will receive a one-time sign-on grant of time-based restricted stock and performance-based stock units having a grant date value of $308,750, to be granted on June 27, 2022. The time-based restricted stock will vest in three equal annual installments on the first three anniversaries of the grant date, and the performance-based stock units will vest based on achievement of performance goals over a three-year performance period. Ms. Plutino will also receive a $75,000 relocation bonus to be paid in cash upon commencement of her employment.

Ms. Plutino entered into an Employment, Non-Compete, Non-Solicit and Confidentiality Agreement (the “Restrictive Covenant Agreement”) and a Severance Agreement (the “Severance Agreement”) with the Company. Pursuant to the Restrictive Covenant Agreement, Ms. Plutino has agreed to (i) not work for a competitor during the term of her employment or for one year following termination of employment with the Company, (ii) not solicit any of the Company’s merchandise vendors for a period of eighteen months following termination of employment with the Company, and (iii) not solicit any employee of the Company during the term of her employment or for a period of two years following termination of employment with the Company, in each case, regardless of the reason for termination.  Pursuant to the Severance Agreement, if the Company terminates Ms. Plutino’s employment without Cause (as defined in the Severance Agreement) or if she terminates her employment within twelve months of a Change in Control (as defined in the Severance Agreement), provided that within such period Ms. Plutino’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide her with separation payments of twelve months base salary, and will pay her the full monthly cost, less applicable tax withholdings, to provide the same level of group health insurance maintained by her as of her separation from service for twelve months.

The summary of the Restrictive Covenant Agreement and the Severance Agreement above does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

No family relationships exist between Ms. Plutino and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Plutino and any other person pursuant to which Ms. Plutino was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Plutino has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Ms. Plutino as the Chief Financial Officer is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Non-Compete, Non-Solicit and Confidentiality Agreement, dated effective as of June 27, 2022, between Citi Trends, Inc. and Heather Plutino.

10.2	Severance Agreement, dated effective as of June 27, 2022, between Citi Trends, Inc. and Heather Plutino.

99.1	Press Release, dated June 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: June 16, 2022	By:	/s/ David N. Makuen
	Name:	David N. Makuen
	Title:	Chief Executive Officer